UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1/A

Amendment No. 5

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

RX Safes, Inc.

(Name of small business issuer in its charter)

Nevada	3490	27-2928918
(State or jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
incorporation or organization)	Classification Code Number)	Identification Number)

170 Green Valley Parkway, Suite 300

Henderson, NV 89012

(tel. no.516-983-9144)

(fax no.702-522-8995)

(Address and telephone number of principal executive offices and principal place of business)

Copies to:

Cane Clark LLP

3273 E. Warm Springs Rd.

Las Vegas, NV 89120

(702) 312-6255 (Tel.)

(702) 944-7100 (Fax)

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act Registration Statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting Company.  See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting Company” in Rule 12b-2 of the Exchange Act.

[ ] Large accelerated filer [ ] Accelerated filer [ ] Non-accelerated filer [x]Smaller reporting Company

Calculation of Registration Fee

Title of each class of securities to be registered	Number to be registered (1)	Proposed maximum offering price per unit	Proposed maximum aggregate offering price(2)	Amount of registration fee(3)

Common Stock, par value $0.001	10,000,000	$0.25 per share	$2,500,000	$322.00
TOTAL	10,000,000		$2,500,000

(1)	This registration statement covers the sale by us of up to an aggregate of 10,000,000 shares of its common stock. Pursuant to Rule 416 under the Securities Act of 1933, as amended, this registration statement also covers any additional securities that may be offered or issued in connection with any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration that results in an increase in the number of the outstanding shares of our common stock.

(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended.

(3)	Previously paid.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

We are filing this Amendment No. 5 to the Registration Statement to update the legal opinion, filed as Exhibit 5.1 herewith, to cover the correct amount of shares being registered.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE OF AND DISTRIBUTION.

The following table indicates the expenses to be incurred in connection with the offering described in this registration statement, all of which will be paid by RX SAFES, INC. All amounts are estimates, other than the Securities and Exchange Commission registration fee.

Securities and Exchange Commission registration fee	$500
Printing and engraving expenses	1,000
Accounting fees and expenses	17,500
Legal fees and expenses (other than Blue Sky)	17,500
Blue sky fees and expenses (including legal and filing fees)	1,000
Miscellaneous expenses	2,500
Total	$40,000

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

The statutes, charter provisions, bylaws, contracts or other arrangements under which controlling persons, directors or officers of the registrant are insured or indemnified in any manner against any liability which they may incur in such capacity are as follows:

Section 78.751 of the Nevada Revised Statutes provides that each corporation shall have the following powers regarding indemnification:

1)	A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interest of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, does not, of itself create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and that, with respect to any criminal action or proceeding, he had reasonable cause to believe that his conduct was unlawful.

2)	A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys' fees actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation. Indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals there from, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction, determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity such expenses as the court deems proper.

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3)	To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections 1 and 2, or in defense of any claim, issue or matter therein, he must be indemnified by the corporation against expenses, including attorneys' fees, actually and reasonably incurred by him in connection with the defense.

4)	Any indemnification under subsections 1 and 2, unless ordered by a court or advanced pursuant to subsection 5, must be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances. The determination must be made:

a)	By the stockholders;
b)	By the board of directors by majority vote of a quorum consisting of directors who were not parties to the act, suit or proceeding;

c)	If a majority vote of a quorum consisting of directors who were not parties to the act, suit or proceeding so orders, by independent legal counsel, in a written opinion; or if a quorum consisting of directors who were not parties to the act, suit or proceeding cannot be obtained, by independent legal counsel in a written opinion.
d)	The certificate or articles of incorporation, the bylaws or an agreement made by the corporation may provide that the expenses of officers and directors incurred in defending a civil or criminal action, suit or proceeding must be paid by the corporation as they are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he is not entitled to be indemnified by the corporation. The provisions of this subsection do not affect any rights to advancement of expenses to which corporate personnel other than directors or officers may be entitled under any contract or otherwise by law.

5)	The indemnification and advancement of expenses authorized in or ordered by a court pursuant to this section:

a)	Does not exclude any other rights to which a person seeking indemnification or advancement of expenses may be entitled under the certificate or articles of incorporation or any bylaw, agreement, vote of stockholders of disinterested directors or otherwise, for either an action in his official capacity or an action in another capacity while holding his office, except that indemnification, unless ordered by a court pursuant to subsection 2 or for the advancement of expenses made pursuant to subsection 5, may not be made to or on behalf of any director or officer if a final adjudication establishes that his acts or omissions involved intentional misconduct, fraud or a knowing violation of the law and was material to the cause of action.
b)	Continues for a person who has ceased to be a director, officer, employee or agent and inures to the benefit of the heirs, executors and administrators of such a person.

Article X of our Bylaws also provides specific indemnification provisions for our officers, directors, employees and or agents to the fullest extent of the law.

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ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

On June 1, 2010, co-founder Lorraine Yarde was issued 4,100,000 pre-split (20,500,000 post-split) shares of common stock for services rendered.

On June 1, 2010 co-founder Mark Basile was issued 4,000,000 pre-split (20,000,000 post-split) shares of common stock for services rendered.

On June 1, 2010 Aaron Kapner was issued 260,000 pre-split (1,300,000 post-split) shares of common stock as part of the acquisition of assets from Axius Consulting Group, Inc. by us. The issuance was made based on an original investment by Mr. Kapner into Axius in the amount of $65,000 based on a pre-spit per share price of $0.25 per share.

On July 23, 2010, a consultant was issued 105,000 pre-split (525,000 post-split) shares of common stock as compensation for web and graphics design and development for services valued at $26,250 based on a pre-split per share price of $0.25 per share.

On September 30, 2010 Susan Kutzner and an investor purchased 400,000 pre-split (2,000,000 post-split) shares of common stock at a price of $0.25 per share.

On December 6, 2010, consultants were each respectively issued 4,254 pre-split (21,270 post-split) shares of common stock totaling 42,540 post-split shares for technical support services valued at $2,127 based on a pre-split per share price of $0.25.

On January 28, 2011 an investor purchased 10,000 pre-split (50,000 post-split) shares of common stock at a price of $0.25 per share.

On February 14, 2011 an investor purchased 100,000 pre-split (500,000 post-split) shares of common stock at a price of $0.25 per share.

On April 29, 2011, a consultant was issued 446,425 pre-split (2,232,125 post-spit) share of common stock at $0.00 per share as compensation under an agreement for the provision of product endorsement and marketing services.

On September 28, 2011, an investor purchased 100,000 pre-split (500,000 post-split) shares of common stock at a price of $0.25 per share.

On September 28, 2011, Susan Kutzner was issued 200,000 pre-split (1,000,000 post-split) share of common stock as a bonus for services rendered as a board advisor.

On January 3, 2012 co-founder Lorraine Yarde was issued 4,000,000 pre-split (20,000,000 post-split) shares of common stock for ongoing services rendered.

On January 3, 2012, co-founder Mark Basile was issued 4,000,000 pre-split (20,000,000 post-split) shares of common stock for ongoing services rendered.

On March 24, 2012, a consultant was issued 25,000 pre-split (125,000 post-split) shares of common stock as compensation in lieu of cash against a balance of $12,645 owed to them for PR services provided.

On April 1, 2012, a consultant was issued 25,000 pre-split (125,000 post-split) share of common stock for marketing services provided to the company.

On June 1, 2012, a consultant was issued 25,000 pre-split (125,000 post-split) share of common stock as compensation for accounting services provided to the company valued at $6,250 based on a per share price of $0.25.

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On June 20, 2012, a consultant was issued 5,589,025 post-split shares of common stock for corporate consulting services.

On June 23, 2012 an investor purchased 500,000 pre-split (2,500,000 post-split) shares of common stock at $0.25 per share.

On June 23, 2012, an investor purchased 100,000 pre-split (500,000 post-split) shares of common stock at $0,25 per share.

On August 1, 2012 an investor purchased 60,000 pre-split (300,000 post-split) shares of common stock at $0.25 per share.

On August 1, 2012 an investor purchased 100,000 pre-split (500,000 post-split) shares of common stock at $0,25 per share.

On August 1, 2013, a consultant was issued 150,000 pre-split (750,000 post-split) shares of common stock as compensation for financial, accounting and business consulting services provided to the company valued at $37,500 based on a per share price of $0.25,

On August 1, 2012, a consultant was issued 5,589,025 post-split shares of common stock for corporate consulting services.

On August 1, 2012, a consultant was issued 5,589,025 post-split shares of common stock for corporate consulting services.

On August 6, 2012, an investor purchased 200,000 pre-split (1,000,000 post-split) shares of common stock at $0.25 per share.

On August 6, 2012 an investor purchased 200,000 pre-split (1,000,000 post-split) shares of common stock at $0.25 per share.

On August 6, 2012 an investor purchased 200,000 pre-split (1,000,000 post-split) shares of common stock at $0.25 per share.

On September 1, 2012 an investor purchased 96,000 pre-split (480,000 post-split) shares of common stock at $0.25 per share.

On October 1, 2012, an investor purchased 83,333 post-split share of common stock at $0.30 per share.

On October 3, 2013, an investor purchased 40,000 post-split shares of common stock at $0.30 per share.

On October 11, 2012, an investor purchased 20,000 post-split shares of common stock at $0.30 per share.

On October 25, 2012, an investor purchased 80,000 post-split shares of common stock at $0.30 per share.

On October 29, 2012, an investor purchased 16,666 post-split shares of common stock at $0.30 per share.

On June 20, 2013, an investor exercised options to purchase 1,000,000 post-split shares of common stock at $0.01 per share, and 33,333 post-split shares of common stock at $0.30 per share.

On February 10, 2014, a consultant was issued 5,000,000 post-split shares of common stock for investor relations consulting services. These shares were returned by the consultant to our treasury and the consultant will instead be issued, after our registration statement becomes effective, a warrant to purchase 5,000,000 shares of our common stock. At the end of six months of service following the effective registration statement, the consultant will be issued a warrant to purchase 2,500,000 shares of common stock and, unless we opt out of the agreement, at the end of a year of service following the effective registration statement, the consultant will be issued a warrant to purchase 2,500,000 shares of common stock.

These securities were issued pursuant to Section 4(2) of the Securities Act and/or Rule 506 promulgated thereunder. The holders represented their intention to acquire the securities for investment only and not with a view towards distribution. The investors were given adequate information about us to make an informed investment decision. We did not engage in any general solicitation or advertising. We directed our transfer agent to issue the stock certificates with the appropriate restrictive legend affixed to the restricted stock.

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ITEM 16. EXHIBITS

Exhibit Number	Exhibit Name
3.1	Amended and Restated Articles of Incorporation (1)
3.2	Bylaws (1)
5.1	Opinion and Consent of Cane Clark LLP
10.1	Sale of Assets, dated July 1, 2010 (1)
10.2	Patent and Licensing Rights Agreement (1)
10.3	Master Promissory Note (1)
10.4	Master Promissory Note (1)
10.5	Consulting Agreement (1)
10.6	Amendment No. 1 to Consulting Agreement (1)
10.7	Master Promissory Note (1)
23.1	Consent of Independent Accountantt (1)
23.2	Consent of Cane Clark LLP (Contained in Exhibit 5.1) (1)
99.1	Form of Subscription Agreement (1)

(1) Previously filed.

ITEM 17. UNDERTAKINGS.

a.	The undersigned registrant hereby undertakes:

1.	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i.	To include any prospectus required by Section 10 (a)(3) of the Securities Act of 1933;

ii.	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

iii.	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

2.	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

4.	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

A.	Each prospectus filed by the registrant shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

B.	Each prospectus required to be filed as part of a registration statement in reliance on Rule 430B relating to an offering for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

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ii.	Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

5.	That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

i.	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

ii.	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

iii.	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

iv.	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

6.	In the event the registrant requests acceleration of effective date or filing of registration statement becoming effective upon filing then the registrant undertakes to advise you as follows:

a.	If any provision or arrangement exists whereby the registrant may indemnify a director, officer or controlling person of the registrant against liabilities arising under the Securities Act, or

b.	There is no underwriter.

c.	The benefits of such indemnification are not waived by such persons:

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registrant statement to be duly signed on its behalf by the undersigned, thereunto duly authorized in the City of Las Vegas, State of Nevada, on July 8, 2014 .

RX SAFES, INC.

By: /s/ Lorraine Yarde

Lorraine Yarde

Chief Executive Officer, Principal Executive Officer, Chief Financial Officer, Principal Financial Officer, Principal Accounting Officer, President, Secretary and Director

By: /s/ Susan Von Kutzner

Susan Von Kutzner

Treasurer and Director

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

By: /s/ Lorraine Yarde

Lorraine Yarde

Chief Executive Officer, Principal Executive Officer, Chief Financial Officer, Principal Financial Officer, Principal Accounting Officer, President, Secretary and Director

Date: July 8, 2014

By: /s/ Susan Von Kutzner

Susan Von Kutzner

Treasurer and Director

Date: July 8, 2014

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